Exhibit 99.1

Marine Petroleum Trust

News Release

MARINE PETROLEUM TRUST

ANNOUNCES SECOND QUARTER CASH DISTRIBUTION

DALLAS, Texas, May 18, 2012 – Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.431052 per unit, payable on June 28, 2012, to unitholders of record on May 31, 2012. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.

This distribution of $0.431052 per unit is lower than the $0.502340 per unit distributed last quarter. As compared to the previous quarter, the price of natural gas and the volume of oil and natural gas produced and included in the current distribution have decreased, and the price of oil has remained virtually unchanged. This distribution is higher than the $0.414827 per unit distributed in the comparable quarter in 2011. As compared to the comparable quarter in 2011, the price of oil has increased while the price of natural gas and the volume of oil and natural gas produced and included in the current distribution have decreased.

Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.

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Contact:	Ron E. Hooper
Senior Vice President
U.S. Trust, Bank of America Private Wealth Management, Trustee
Toll Free – 1.800.985.0794